Exhibit 3.57

Certificate of Amendment to Certificate of Formation

of

                        PRO VALUE, LLC

It is hereby certified that:

1.    The name of the limited liability company (hereinafter called the “limited liability company”) is PRO VALUE, LLC.

2.    The certificate of formation of the limited liability company is hereby amended by striking out Article thereof and by substituting in lieu of said Article the following new Article:

“#1 - the name of the entity is amended to read:

ProValue, LLC

The effective time of the amendment herein certified shall be November 16, 2004.

Executed on

/s/ Karen K. Pettiford
Karen K. Pettiford, Authorized Person

CERTIFICATE OF FORMATION

OF

PRO VALUE, LLC

1.    The name of the limited liability company is PRO VALUE, LLC.

2.    The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the city of Wilmington, Delaware. The name of the Limited Liability Company’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

3.    This Certificate of formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Pro Value, LLC this 14th day of June, 2004.

/s/ Glenn A. Adams
Glenn A. Adams, Authorized
Representative of Manager

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